Exhibit 99.2

FOSTER WHEELER LLC

Condensed Consolidated Financial Statements
September 24, 2004

FOSTER WHEELER LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in thousands of dollars)
(Unaudited)

	September 24, 2004	December 26, 2003

ASSETS
Current Assets:
Cash and cash equivalents	$286,375	$364,095
Short-term investments	21,246	13,390
Accounts and notes receivable, net	494,101	556,899
Contracts in process and inventories	215,138	173,293
Prepaid, deferred and refundable income taxes	22,483	37,160
Prepaid expenses	28,476	30,024

Total current assets	1,067,819	1,174,861

Land, buildings and equipment	603,477	622,729
Less accumulated depreciation	324,301	313,114

Net book value	279,176	309,615

Restricted cash	64,259	52,685
Notes and accounts receivable — long-term	11,272	6,776
Investments and advances	101,547	98,651
Goodwill, net	51,060	51,121
Other intangible assets, net	68,673	71,568
Prepaid pension cost and related benefit assets	6,695	7,240
Asbestos-related insurance recovery receivable	398,992	495,400
Other assets	156,166	182,151
Deferred income taxes	63,219	56,947

TOTAL ASSETS	$2,268,878	$2,507,015

LIABILITIES AND MEMBER’S DEFICIT
Current Liabilities:
Current installments on long-term debt	$23,918	$20,979
Bank loans	—	121
Accounts payable	234,212	305,286
Accounts payable to affiliate	416,173	—
Accrued expenses	352,272	381,370
Estimated costs to complete long-term contracts	477,899	552,754
Advance payments by customers	119,582	50,248
Income taxes	71,526	63,055

Total current liabilities	1,695,582	1,373,813

Corporate and other debt less current installment	285,124	333,729
Special-purpose project debt less current installments	109,026	119,281
Capital lease obligations	63,789	62,373
Deferred income taxes	8,735	9,092
Pension, postretirement and other employee benefits	287,424	295,133
Asbestos-related liability	436,490	526,200
Other long-term liabilities and minority interest	123,132	124,792
Subordinated Robbins exit funding obligations less current installment	20,827	111,589
Notes payable to affiliate	210,000	210,000
Mandatorily redeemable preferred securities of subsidiary trust holding
solely junior subordinated deferrable interest debentures	—	175,000
Deferred accrued mandatorily redeemable preferred security distributions
of subsidiary trust	—	38,021
Subordinated deferrable interest debentures	71,250	—
Deferred accrued interest on subordinated deferrable interest debentures	21,361	—
Commitments and contingencies

TOTAL LIABILITIES	3,332,740	3,379,023

Member’s Deficit:
Membership interest and contributed capital	242,613	242,613
Accumulated deficit	(1,000,508)	(810,622)
Accumulated other comprehensive loss	(305,967)	(303,999)

TOTAL MEMBER’S DEFICIT	(1,063,862)	(872,008)

TOTAL LIABILITIES AND MEMBER’S DEFICIT	$2,268,878	$2,507,015

See notes to condensed consolidated financial statements.

FOSTER WHEELER LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
AND COMPREHENSIVE LOSS
(in thousands of dollars)
(Unaudited)

	Nine Months Ended

	September 24,	September 26,
	2004	2003

Revenues and other income:
Operating revenues	$2,021,932	$2,592,903
Other income	82,639	50,036

Total revenues and other income	2,104,571	2,642,939

Costs and expenses:
Cost of operating revenues	1,793,628	2,392,838
Selling, general and administrative expenses	168,502	145,106
Other deductions	32,235	85,552
Loss on debt exchange	174,941	—
Minority interest	4,912	5,096
Interest expense	63,108	57,198
Mandatorily redeemable preferred security distributions of subsidiary trust	—	13,443
Interest expense on subordinated deferrable interest debentures	14,445	—

Total costs and expenses	2,251,771	2,699,233

Loss before income taxes	(147,200)	(56,294)
Provision for income taxes	42,686	19,679

Net loss	(189,886)	(75,973)
Other comprehensive loss:
Foreign currency translation adjustments	(1,968)	(1,131)
Minimum pension liability adjustments, net of $0 tax benefit	—	(13,511)

Net comprehensive loss	$(191,854)	$(90,615)

See notes to condensed consolidated financial statements.

FOSTER WHEELER LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands of dollars)
(Unaudited)

	Nine Months Ended

	September 24,	September 26,
	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash used by operating activities	$(46,326)	$(18,341)

CASH FLOWS FROM INVESTING ACTIVITIES
Change in restricted cash	(12,200)	39,581
Capital expenditures	(7,477)	(10,972)
Proceeds from sale of assets	17,051	80,290
Increase in short-term investments	(7,330)	(7,361)

Net cash (used)/provided by investing activities	(9,956)	101,538

CASH FLOWS FROM FINANCING ACTIVITIES
Partnership distributions to minority shareholders	(2,663)	(2,879)
Decrease in short-term debt	(121)	(14,826)
Proceeds from long-term debt	120,000	—
Repayment of long-term debt	(138,723)	(20,266)

Net cash used by financing activities	(21,507)	(37,971)

Effect of exchange rate changes on cash and cash equivalents	69	18,172

(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(77,720)	63,398
Cash and cash equivalents at beginning of period	364,095	344,305

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$286,375	$407,703

NON-CASH FINANCING ACTIVITIES
On September 24, 2004, the Company exchanged $623,103 of notes and accounts payable to Foster Wheeler Ltd. and $147,095 of long-term debt for $592,959 of existing debt and trust securities. See Note 4 for information regarding the debt exchange.

See notes to condensed consolidated financial statements.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

1.	Nature of Operations and Relationship to Foster Wheeler Ltd. and Subsidiaries

Foster Wheeler LLC was formed on February 9, 2001 as a Delaware Limited Liability Company. Pursuant to a reorganization, which occurred on May 25, 2001, Foster Wheeler Corporation was merged into Foster Wheeler LLC and the assets (primarily investments in subsidiaries which design, engineer and construct petroleum, chemical, petrochemical and alternative fuel facilities and related infrastructures and design, manufacture and erect steam generating and auxiliary equipment for power stations and industrial markets worldwide) and liabilities of Foster Wheeler Corporation were recorded by Foster Wheeler LLC at historical cost. The Company is a wholly owned subsidiary of Foster Wheeler Holdings Ltd. who, in turn, is a wholly owned subsidiary of Foster Wheeler Ltd. Foster Wheeler LLC is a holding company which owns the stock of substantially all subsidiary companies in the Foster Wheeler group. The terms “Foster Wheeler” or the “Company”, as used herein, include Foster Wheeler LLC and its direct and indirect subsidiaries.

The business of the Company falls within two business groups. The Engineering and Construction Group (the “E&C Group”) designs, engineers, and constructs petroleum processing facilities (upstream and downstream), chemical, petrochemical, pharmaceutical and natural gas liquefaction (LNG) facilities, and related infrastructure, including power generation and distribution facilities, production terminals, pollution control equipment and water treatment facilities. The E&C Group provides direct technical and management services, and purchases equipment, materials and services from third party vendors and subcontractors. The group has industry leading technology in delayed coking, solvent de-asphalting and hydrogen production. The E&C Group also provides a broad range of environmental remediation services, together with related technical, design and regulatory services. The Global Power Group designs, manufactures and erects steam generating and auxiliary equipment for power stations and industrial markets worldwide. Steam generating equipment includes a full range of fluidized bed and conventional boilers firing coal, oil, gas, biomass and municipal solid waste, waste wood, and low-Btu gases. Auxiliary equipment includes feedwater heaters, steam condensers, heat-recovery equipment and low-NOx burners. Site services related to these products encompass full plant construction, maintenance engineering, plant upgrading and life extension and plant repowering. The Global Power Group also provides research analysis and experimental work in fluid dynamics, heat transfer, combustion and fuel technology, materials engineering and solids mechanics. In addition, the Global Power Group builds, owns and operates cogeneration, independent power production and resource recovery facilities, as well as facilities for the process and petrochemical industries. The Global Power Group generates revenues from construction and operating activities pursuant to long-term sale of project outputs (i.e., electricity contracts), operating and maintenance agreements and from returns on its equity positions. The corporate center, restructuring expenses and certain legacy liabilities (e.g. corporate debt) are included in the Corporate and Finance Group (“C&F”).

2.	Liquidity and Going Concern

The accompanying condensed consolidated financial statements were prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern is largely dependent on Foster Wheeler Ltd.’s ability to continue as a going concern. Foster Wheeler Ltd. and the Company may not, however, be able to continue as a going concern. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, Foster Wheeler Ltd.’s and the Company’s ability to operate profitably, to generate cash flows from operations, asset sales and collections of receivables to fund its obligations, including those resulting from asbestos-related liabilities, as well as the Company’s ability to maintain credit facilities and bonding capacity adequate to conduct its business. The Company incurred significant operating losses during the nine months ended September 24, 2004 and in each of the years in the three-year period ended December 26, 2003, and has a member’s deficit of $1,063,900 as of September 24, 2004.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

On September 24, 2004, the Company in conjunction with Foster Wheeler Ltd. completed an equity-for-debt exchange offer in which Foster Wheeler Ltd. issued common shares, preferred shares, warrants to purchase common shares, or in some cases to purchase preferred shares, and new notes in exchange for certain of its outstanding debt securities and trust securities. The exchange offer reduced Foster Wheeler Ltd.’s existing debt (excluding a reduction in deferred accrued interest of $31,105) by $436,933, improved the shareholders’ deficit by $448,162 and when combined with the proceeds from the issuance of the 2011 Senior Notes that were used to repay amounts that were outstanding under the Senior Credit Facility, eliminated substantially all material scheduled corporate debt maturities prior to 2011. A pretax charge of $174,941 relating primarily to the Convertible Notes that were exchanged, substantially all of which was non-cash, was recorded in conjunction with the completion of the exchange offer. After completing the exchange offer, Foster Wheeler Ltd. had outstanding debt obligations of approximately $577,000 as of September 24, 2004. (Refer to Note 4 to the condensed consolidated financial statements for further details of the exchange offer.)

In August of 2002, the Company negotiated a Senior Credit Facility that was comprised of a $71,000 term loan, a $69,000 revolving credit facility and a $149,900 letter of credit facility having an April 30, 2005 maturity date. Over the course of 2002 and 2003, the Company obtained amendments to this facility to provide covenant relief and to allow for the equity-for-debt exchange offer. These amendments are described below. In connection with the equity-for-debt exchange offer, the Company repaid the term loan and all amounts outstanding under the revolving credit facility in full. In addition, the Senior Credit Facility was amended (Amendment No. 5) to reduce the availability under the letter of credit facility to $125,000 and to terminate the revolving credit facility, as described below.

The Company is currently seeking a new multi-year revolving credit agreement and letter of credit facility. As of September 24, 2004, the Company had letters of credit outstanding under the Senior Credit Facility of $81,400. Letters of credit outstanding upon maturity of the Senior Credit Facility will either need to be replaced by a new facility or funded with cash. There can be no assurance that the Company will be able to obtain a new revolving credit and letter of credit facility on acceptable terms or at all.

The Senior Credit Facility covenants include a maximum senior leverage ratio and a minimum earnings before interest expense, taxes, depreciation and amortization (“EBITDA”). Compliance with these covenants is measured quarterly. The maximum senior leverage covenant compares actual average rolling four quarter EBITDA, as defined in the Senior Credit Facility, to actual total senior debt, as defined. The resultant multiple of debt to EBITDA must be less than maximum amounts specified in the Senior Credit Facility. The minimum EBITDA covenant requires the actual average rolling four quarter EBITDA, as defined in the Senior Credit Facility, to meet minimum EBITDA targets. Management’s current forecast indicates that the Company will be in compliance with the financial covenants contained in the Senior Credit Facility throughout the facility’s term.

The Senior Credit Facility is secured by the assets of the domestic subsidiaries, the stock of the domestic subsidiaries, and, in connection with Amendment No. 3 discussed below, 100% of the stock of the first-tier foreign subsidiaries.

The Senior Credit Facility requires prepayments from proceeds of assets sales, the issuance of debt or equity, and from excess cash flow. The Company retained the first $77,000 of such amounts and also retains a 50% share of the balance. The $77,000 threshold was exceeded during the second quarter of 2003. Accordingly, principal repayments of $12,300 and $1,800 were made on the term loan in the first nine months of 2004 and during the full year of 2003, respectively, as a result of asset sales during those periods.

Amendment No. 1 to the Senior Credit Facility, obtained on November 8, 2002, provided for the exclusion of up to $180,000 of gross pretax charges recorded by the Company in the third quarter of 2002 for covenant calculation purposes. The amendment further provided that up to an additional $63,000 in pretax charges related to specific contingencies may be excluded from the covenant calculation through December 31, 2003, if incurred. As of December 26, 2003, $31,000 of the contingency risks was favorably resolved, and additional project reserves were established for $32,000 leaving a contingency balance of $0.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

Amendment No. 2 to the Senior Credit Facility, entered into on March 24, 2003, modified (i) certain definitions of financial measures utilized in the calculation of the financial covenants and (ii) the Minimum EBITDA and Senior Debt Ratio, as specified in section 6.01 of the Credit Agreement. In connection with this amendment of the Credit Agreement, the Company made a prepayment of principal in the aggregate amount of $10,000 in March 2003.

Amendment No. 3 to the Senior Credit Facility, entered into on July 14, 2003, modified certain affirmative and negative covenants to permit the equity-for-debt exchange offer, other internal restructuring transactions as well as transfers, cancellations and setoffs of certain intercompany obligations. The terms of the amendment called for the Company to pay a fee equal to 5% of the lenders’ credit exposure since it had not made a required prepayment of principal under the Senior Credit Facility of $100,000 on or before March 31, 2004. The Company paid the required fee of $13,600 on March 31, 2004. The annual interest rate on borrowings under the Senior Credit Facility increased each quarter until the term loan and revolving credit facility were repaid on September 24, 2004.

Amendment No. 4 to the Senior Credit Facility, entered into on October 30, 2003, modified certain definitions and representations to allow for the maintenance and administration of certain bank accounts of the Company.

Amendment No. 5 to the Senior Credit Facility, entered into on May 14, 2004, amended and waived certain affirmative and negative covenants necessary to permit the equity-for-debt exchange offer as well as to allow for a reduction of $25,000 in the Company’s letter of credit facility. In consideration for the amendments and waivers obtained in this amendment, the Company paid on November 30, 2004, a fee equal to 1.25% of the lenders’ outstanding letter of credit exposure and is obligated to pay a further fee equal to 0.75% of the lenders’ outstanding letter of credit exposure for each additional month thereafter through the expiration date of the Senior Credit Facility of April 30, 2005. Such fees are due and payable only to the extent that any commitment remains outstanding under the Senior Credit Facility at the end of each month.

The Company finalized a sale/leaseback arrangement for an office building at its corporate headquarters in the third quarter of 2002. Under this arrangement, the Company leases the facility for an initial non-cancelable period of 20 years. The proceeds from the sale/leaseback were sufficient to repay the balance outstanding under a previous operating lease arrangement of $33,000 for a second corporate office building. The long-term capital lease obligation of $44,600 as of September 24, 2004 is included in capital lease obligations in the accompanying condensed consolidated statement of financial position. The Company entered into a binding agreement in the first quarter 2004 to sell the second corporate office building. The sale closed in the second quarter 2004 and generated net cash proceeds of $16,400. Of this amount, 50% was used to prepay amounts outstanding under the term loan portion of the Senior Credit Facility in the second quarter of 2004.

The Senior Credit Facility and the sale/leaseback arrangement have quarterly debt covenant compliance requirements. Management’s forecast indicates that the Company will be in compliance with the debt covenants throughout 2005, provided the Company successfully obtains a new letter of credit facility. However, there can be no assurance that the Company will comply with the covenants. If the Company violates a covenant under the Senior Credit Facility or the sale/leaseback arrangement, repayment of amounts outstanding under such agreements could be accelerated. Acceleration of these facilities would result in a cross default under the following agreements: the 2011 Senior Notes, the 2005 Senior Notes, the Convertible Notes, the trust preferred securities, the Robbins Bonds, and certain of the special-purpose project debt facilities, which would allow such debt to be accelerated as well. The total amount of Foster Wheeler Ltd. debt that could be accelerated is $474,000 as of September 24, 2004. The Company would not be able to repay amounts borrowed if the payment dates were accelerated. The debt covenants and the potential payment acceleration requirements raise substantial doubts about Foster Wheeler Ltd.’s and the Company’s ability to continue as a going concern. The condensed consolidated financial statements of Foster Wheeler Ltd. and the Company do not include any adjustments that might result from the outcome of this uncertainty.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

One of the Company’s foreign subsidiaries is a party to two Euro-denominated performance bond facilities with financial institutions that contain covenants. The covenants include (i) a limitation on the amount of dividends to 75% of the subsidiary’s annual earnings and (ii) a requirement that the payment of dividends and certain restricted payments be subject to the subsidiary having minimum equity ratios, calculated as equity divided by total assets each as defined in the facilities. In addition, the facilities require the subsidiary to maintain a minimum equity ratio. One of the performance bond facilities is dedicated to a specific project and, as of September 24, 2004, had performance bonds outstanding equivalent to approximately $40,000 (none of which has been drawn). Covenants under this facility are tested quarterly. The second facility is a general performance bond facility and, as of September 24, 2004, had performance bonds outstanding in favor of several clients equivalent to approximately $13,000 (none of which has been drawn).

As a result of operating losses at the foreign subsidiary during the second quarter of 2004, the equity of the Company’s subsidiary fell below the minimum equity ratios, breaching the covenants contained in the performance bond facilities. On August 6, 2004 and August 9, 2004, the Company’s foreign subsidiary obtained waivers from the financial institutions providing the performance bond facilities. The waiver for the project specific performance bond facility requires that the foreign subsidiary make no dividends or other restricted payments, including intercompany loans, debt service on existing intercompany loans, royalties, and management fees, for as long as the foreign subsidiary’s equity remains below the minimum amounts and the performance bonds are outstanding. The equity of the Company’s subsidiary remained below the minimum equity ratio as of September 24, 2004. The waiver for the general performance bond facility was initially effective through October 31, 2004 and has been subequently extended through January 31, 2005. As a condition to the waiver extension, the Company was required to provide standby letters of credit for eight guarantees currently outstanding under the performance bond facility totaling approximately $7,300 and to pay a nominal waiver fee. In the event that the Company is unable to obtain a further waiver or amendment, it will pursue a replacement for this bonding facility. In addition, the subsidiary has sufficient cash on hand to collateralize the obligations supported by the performance bonds in the event it is unable to obtain a waiver or an alternative bonding facility. Therefore, the Company believes this matter will not have an adverse impact on its forecasted liquidity. The foreign subsidiary’s inability to pay dividends and restricted payments because of its failure to remain in compliance with the minimum equity ratio covenants is reflected in the Company’s forecasts.

The Company’s U.S. operations, which include the corporate functions, are cash flow negative and are expected to continue to incur negative cash flow due to a number of factors including costs related to the Company’s indebtedness, obligations to fund U.S. pension plans, and other expenses related to corporate functions and other corporate overhead.

Management closely monitors liquidity and updates its U.S. liquidity forecasts weekly. These forecasts cover, among other analyses, existing cash balances, cash flows from operations, cash repatriations and loans from non-U.S. subsidiaries, asset sales, collections of receivables and claims recoveries, working capital needs and unused credit line availability. The Company’s cash flow forecasts continue to indicate that sufficient cash will be available to fund the Company’s U.S. and foreign working capital needs throughout 2005, provided the Company successfully replaces the letter of credit facility contained in the Senior Credit Facility. Ensuring adequate domestic liquidity remains a priority for the Company’s management, however, there can be no assurance that the cash amounts realized and/or timing of the cash flows will match the Company’s forecast.

As of September 24, 2004, the Company had cash and cash equivalents, short-term investments, and restricted cash totaling $371,900, compared to $430,200 as of December 26, 2003. Of the $371,900 total at September 24, 2004, approximately $311,900 was held by foreign subsidiaries. The Company is sometimes required to cash collateralize bonding or certain bank facilities and such amounts are included in restricted cash. The amount of restricted cash at September 24, 2004 was $64,300, of which $59,800 relates to the non-U.S. operations.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

Restricted cash at September 24, 2004 consists of approximately $4,100 held primarily by special purpose entities and restricted for debt service payments, approximately $57,800 that was required to collateralize letters of credit and bank guarantees, and approximately $2,400 of client escrow funds. Domestic restricted cash totals approximately $4,500, which relates to funds held primarily by special purpose entities and restricted for debt service payments and client escrow funds. Foreign restricted cash totals approximately $59,800 and is comprised of cash collateralized letters of credit and bank guarantees and client escrow funds.

The Company requires cash distributions from its non-U.S. subsidiaries in the normal course of its operations to meet its U.S. operations’ minimum working capital needs and to service its debt. The Company’s current 2004 forecast assumes total cash repatriation from its non-U.S. subsidiaries of approximately $79,000 from royalties, management fees, intercompany loans, debt service on intercompany loans, and dividends. In the first nine months of 2004 and the full year of 2003, the Company repatriated approximately $65,000 and $100,000, respectively, from its non-U.S. subsidiaries.

There can be no assurance that the forecasted foreign cash repatriation will occur, as there are significant contractual and statutory restrictions on the Company’s ability to repatriate funds from its non-U.S. subsidiaries. These subsidiaries need to keep certain amounts available for working capital purposes, to pay known liabilities, and for other general corporate purposes. Such amounts exceed, and are not directly comparable to, the foreign component of restricted cash previously noted. In addition, certain of the Company’s non-U.S. subsidiaries are parties to loan and other agreements with covenants, and are subject to statutory requirements in their jurisdictions of organization that restrict the amount of funds that such subsidiaries may distribute. Distributions in excess of these specified amounts would violate the terms of the agreements or applicable law, which could result in civil and criminal penalties. The repatriation of funds may also subject those funds to taxation. As a result of these factors, the Company may not be able to repatriate and utilize funds held by its non-U.S. subsidiaries in sufficient amounts to fund its U.S. working capital requirements, to repay debt, or to satisfy other obligations of its U.S. operations, which could limit Foster Wheeler Ltd.’s and the Company’s ability to continue as a going concern.

Commercial operations under a domestic contract retained by the Company in connection with the sales of assets of the Foster Wheeler Environmental Corporation (“Environmental”), as described further in Note 11 to the condensed consolidated financial statements, commenced in January 2004. The plant processes low-level nuclear waste for the U.S. Department of Energy (“DOE”). The Company funded the plant’s construction costs and operates the facility. The majority of the Company’s invested capital was recovered during the early stages of processing the first stream of waste materials. This project successfully processed all quantities of the first waste stream of materials ahead of schedule and is currently finalizing the processing line for the second waste stream. As of September 24, 2004, the project generated year-to-date net cash flow of approximately $52,800. An additional $17,800 of capital recovery is dependent on the initial processing of the second waste stream of materials. This capital recovery is expected in 2005.

On February 26, 2004, the California Public Utilities Commission approved certain changes to Pacific Gas and Electric Company’s rates. As relevant to the Company’s subsidiary’s Martinez Project, the E-20T rate has been decreased by approximately 15% retroactive to January 1, 2004, having a negative effect on the subsidiary’s 2004 cash flow and earnings. This rate change has been reflected in the Company’s liquidity forecast.

In connection with the equity-for-debt exchange offer, the holders of the Company’s Senior Notes due November 15, 2005 agreed to amend the indenture governing these notes to effectively eliminate the security interest previously held by the notes. Holders of the Company’s new 2011 Senior Notes have a security interest in the stock, debt and assets of certain of Foster Wheeler Ltd.’s subsidiaries. The Senior Credit Facility is also secured by the stock, debt and assets of certain subsidiaries and has priority over the 2011 Senior Notes in such security.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

The 2011 Senior Notes contain incurrence covenants that must be met should the Company choose to undertake certain actions including incurring debt, making payments and investments, granting liens, making asset sales and entering into specific intercompany transactions, among others. Management monitors these covenants to ensure it is aware of the actions the Company is permitted to take pursuant to the 2011 Senior Notes Indenture.

In the third quarter of 2002, the Company also entered into a receivables financing arrangement of up to $40,000. The Company, in agreement with the lenders, reduced the maximum borrowing capacity to $30,000 effective May 28, 2004 thereby reducing unused commitment fees incurred. No amounts were drawn during 2004 or 2003, and the Company voluntarily terminated the receivable financing arrangement on September 30, 2004. A termination fee of $400 was accrued in the third quarter of 2004 and paid to the lending group on September 30, 2004.

On January 26, 2004, subsidiaries in the U.K. entered into a two-year revolving credit facility with Saberasu Japan Investments II B.V. in the Netherlands. The facility provides for up to $45,000 of additional revolving loans available to provide working capital, which may be required by these subsidiaries as they seek to grow the business by pursuing a larger volume of lump-sum engineering, procurement and construction contracts. The facility is secured by substantially all of the assets of these subsidiaries and is subject to covenant compliance. Such covenants include a minimum EBITDA level and a loan to EBITDA ratio. As of September 24, 2004, the facility remained undrawn.

Since January 15, 2002, the Company has exercised its right to defer payments on the junior subordinated debentures underlying the 9.00% Preferred Capital Trust I securities and, as a result, to defer payments on those securities. The aggregate liquidation amount of the trust preferred securities at September 24, 2004 was $71,250, after completing the debt exchange. See Note 4 for further details of the exchange offer. The Senior Credit Facility, as amended, requires the Company to defer the payment of the dividends on the trust preferred securities and no dividends were paid during 2003 or the first three quarters of 2004. As of September 24, 2004, the amount of dividends deferred plus accrued interest approximates $21,400. The Company intends to continue to defer payment of the dividends on the trust preferred securities until January 15, 2007 — the full term allowed by the underlying agreement. Once the deferred dividend obligation has been satisfied, the Company has the right to defer subsequent dividend payments for an additional 20 consecutive quarters.

On November 14, 2003, the New York Stock Exchange (“NYSE”) de-listed Foster Wheeler Ltd.’s common stock as well as its related security, 9.00% FW Preferred Capital Trust I, based on Foster Wheeler Ltd.’s inability to meet its listing criteria. Foster Wheeler Ltd.’s common and preferred shares and the 9.00% FW Preferred Capital Trust I securities are quoted on the Over-the-Counter Bulletin Board (“OTCBB”).

Under Bermuda law, the consent of the Bermuda Monetary Authority (“BMA”) is required prior to the transfer by non-residents of Bermuda of a Bermuda company’s shares. Since becoming a Bermuda company, Foster Wheeler Ltd. has relied on an exemption from this rule provided to NYSE-listed companies. Due to its de-listing, this exemption was no longer available. To address this issue, Foster Wheeler Ltd. obtained the consent of the BMA for transfers between non-residents for so long as its shares continue to be quoted in the Pink Sheets or on the OTCBB. Foster Wheeler Ltd. believes that this consent will continue to be available.

3.	Summary of Significant Accounting Policies

The condensed consolidated statement of financial position as of September 24, 2004 and December 26, 2003 and the related condensed consolidated statement of operations and comprehensive loss for the nine months ended September 24, 2004 and September 26, 2003 and the condensed consolidated statement of cash flows for the nine months ended September 24, 2004 and September 26, 2003 are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments only consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

The condensed consolidated statement of financial position as of December 26, 2003 has been derived from the audited consolidated statement of financial position. A summary of the Company’s significant accounting policies is presented below. There has been no material change in the accounting policies followed by the Company during the first nine months of 2004.

Principles of Consolidation — The condensed consolidated financial statements include the accounts of Foster Wheeler LLC and all significant domestic and foreign subsidiary companies. All significant intercompany transactions and balances have been eliminated.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates. Changes in estimates are reflected in the periods in which they become known. Significant estimates are used when accounting for long-term contracts including customer and vendor claims, depreciation, employee benefit plans, taxes, asbestos litigation and expected recoveries and contingencies, among others. At September 24, 2004, the Company had approximately $12,000 in requests for equitable adjustments recorded in contracts in process. This amount relates primarily to a claim against a U.S. Government agency for a project currently being executed. If this claim were to be unsuccessful, the costs would be charged to cost of operating revenues.

Revenue Recognition on Long-term Contracts — Revenues and profits on long-term fixed-price contracts are recorded under the percentage-of-completion method. Progress towards completion is measured using physical completion of individual tasks for all contracts with a value of $5,000 or greater. Progress toward completion of fixed-priced contracts with a value under $5,000 is measured using the cost-to-cost method.

Revenues and profits on cost-reimbursable contracts are recorded as the costs are incurred. The Company includes flow-through costs consisting of materials, equipment and subcontractor costs as revenue on cost-reimbursable contracts when the Company is responsible for the engineering specifications and procurement for such costs.

Contracts in progress are stated at cost, increased for profits recorded on the completed effort or decreased for estimated losses, less billings to the customer and progress payments on uncompleted contracts. Negative balances are presented as “estimated costs to complete long-term contracts.” The Company has numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. However, current estimates may be revised as additional information becomes available. In accordance with the accounting and disclosure requirements of the American Institute of Certified Public Accountants Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (“SOP 81-1”) and Accounting Principles Board (“APB”) Opinion No. 20, “Accounting Changes,” the Company reviews its contracts monthly. As a result of this reevaluation process in the third quarter of 2004, twenty individual projects had final estimated profit revisions exceeding $500. These revisions resulted from events such as earning project incentive bonuses or the incurrence or forecasted incurrence of contractual liquidated damages for performance or schedule issues, executing services and purchasing third party materials and equipment at costs differing from previously estimated, and testing of completed facilities which in turn eliminates or incurs completion and warranty related costs. The net aggregate dollar value of the accrued contract loss resulting from these estimate changes during the third quarter of 2004 amounted to $12,300. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated. The elapsed time from award of a contract to completion of performance may be up to four years.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

Claims are amounts in excess of the agreed contract price (or amounts not included in the original contract price) that a contractor seeks to collect from customers or others for delays, errors in specifications and designs, contract terminations, change orders in dispute or unapproved as to both scope and price or other causes of unanticipated additional costs. The Company records claims in accordance with paragraph 65 of SOP 81-1. This statement of position states that recognition of amounts as additional contract revenue related to claims is appropriate only if it is probable that the claims will result in additional contract revenue and if the amount can be reliably estimated. Those two requirements are satisfied by the existence of all of the following conditions: the contract or other evidence provides a legal basis for the claim; additional costs are caused by circumstances that were unforeseen at the contract date and are not the result of deficiencies in the contractor’s performance; costs associated with the claim are identifiable or otherwise determinable and are reasonable in view of the work performed; and the evidence supporting the claim is objective and verifiable. If such requirements are met, revenue from a claim is recorded only to the extent that contract costs relating to the claim have been incurred. Costs attributable to claims are treated as costs of contract performance as incurred. Such claims are currently in various stages of negotiation, arbitration and other legal proceedings. As of September 24, 2004 and December 26, 2003, the Company had recorded a commercial claims receivable of approximately $2,300 and $0, respectively. The claims were recorded in the Company’s European operations.

Certain special-purpose subsidiaries in the Global Power Group are reimbursed by customers for their costs, including amounts related to principal repayments of non-recourse project debt, for building and operating certain facilities over the lives of the non-cancelable service contracts. The Company records revenues relating to debt repayment obligations on these contracts on a straight-line basis over the lives of the service contracts, and records depreciation of the facilities on a straight-line basis over the estimated useful lives of the facilities, after consideration of the estimated residual value.

Cash and Cash Equivalents — Cash and cash equivalents include liquid short-term investments purchased with original maturities of three months or less. Cash and cash equivalents of approximately $230,900 are maintained by foreign subsidiaries as of September 24, 2004. These subsidiaries require a substantial portion of these funds to support their liquidity and to comply with contractual restrictions. Accordingly, these funds may not be readily available for repatriation to U.S. entities.

Restricted Cash — Restricted cash at September 24, 2004 consists of approximately $4,100 held primarily by special purpose entities and restricted for debt service payments, approximately $57,800 that was required to collateralize letters of credit and bank guarantees, and approximately $2,400 of client funds held in escrow. Domestic restricted cash totals approximately $4,500, and foreign restricted cash totals approximately $59,800.

Restricted Net Assets — One of the Company’s foreign subsidiaries is a party to two Euro-denominated performance bond facilities with financial institutions that contain covenants. The covenants include (i) a limitation on the amount of dividends to 75% of the subsidiary’s annual earnings and (ii) a requirement that the payment of dividends and certain restricted payments be subject to the subsidiary having minimum equity ratios, calculated as equity divided by total assets each as defined in the facilities. In addition, the facilities require the subsidiary to maintain a minimum equity ratio. The covenants are tested quarterly.

One of the performance bond facilities is dedicated to a specific project and, as of September 24, 2004, had performance bonds outstanding equivalent to approximately $40,000 (none of which has been drawn). The second facility is a general performance bond facility and, as of September 24, 2004, had performance bonds outstanding in favor of several clients equivalent to approximately $13,000 (none of which has been drawn).

As a result of operating losses at the foreign subsidiary during the second quarter of 2004, the equity of the Company’s subsidiary fell below the minimum equity ratios, breaching the covenants contained in the performance bond facilities. On August 6, 2004 and August 9, 2004 the Company’s foreign subsidiary obtained waivers from the financial institutions providing the performance bond facilities. The waiver for the project specific performance bond facility requires that the foreign subsidiary make no dividends or other restricted payments, including intercompany loans, debt service on existing intercompany loans, royalties, and management fees, for as long as the foreign subsidiary’s equity remains below the minimum amounts and the performance bonds are outstanding. The waiver for the general performance bond facility was initially effective through October 31, 2004 and was subsequently extended through November 30, 2004. In the event that the Company is unable to obtain a further waiver or amendment, it will pursue a replacement for this bonding facility. In addition, the subsidiary has sufficient cash on hand to collateralize the obligations supported by the performance bonds in the event it is unable to obtain a waiver or an alternative bonding facility. Therefore, the Company believes this matter will not have an adverse impact on its forecasted liquidity. The foreign subsidiary’s inability to pay dividends and restricted payments because of its failure to remain in compliance with the minimum equity ratio covenants is reflected in the Company’s liquidity forecasts.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

Short-term Investments — Short-term investments consist primarily of certificates of deposit and are classified as held to maturity under Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 115 “Accounting for Certain Investments in Debt and Equity Securities.”

Accounts and Notes Receivable, Net — In accordance with terms of long-term contracts, certain percentages of billings are withheld by customers until completion and acceptance of the contracts. Final payments of all such amounts withheld may not be received within a one-year period. However, in conformity with industry practice, the full amount of accounts receivable, including such amounts withheld, has been included in current assets.

Trade accounts receivable are continually evaluated in accordance with corporate policy. Provisions are established on a project specific basis when there is an issue associated with the client’s ability to make payments or there are circumstances where the client is not making payment due to contractual issues. Customer payment history, trends within the various markets served and general economic trends are also considered when evaluating the necessity of a provision.

The current portion of the asbestos-related insurance recovery receivables discussed in Note 5 and foreign refundable value-added tax are included within the Accounts and Notes Receivable line item.

Land, Buildings and Equipment — Depreciation is computed on a straight-line basis using composite estimated lives ranging from 10 to 50 years for buildings and from 3 to 35 years for equipment. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized. Upon retirement or other disposition of fixed assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are reflected in earnings.

Investments and Advances — The Company uses the equity method of accounting for investment ownership in affiliates of between 20% and 50%, unless significant economic considerations indicate that the cost method is appropriate. The equity method is also used for investments in which ownership is greater than 50% when the Company does not have a controlling financial interest. Investment ownership of less than 20% in affiliates is carried at cost. Currently, all of the Company’s significant investments in affiliates are recorded using the equity method.

Income Taxes — Deferred income taxes are provided on a liability method whereby deferred tax assets/liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities, as well as operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Investment tax credits are accounted for by the flow-through method whereby they reduce income taxes currently payable and the provision for income taxes in the period the assets giving rise to such credits are placed in service. To the extent such credits are not currently utilized on the Company’s tax return, deferred tax assets, as adjusted for any valuation allowance, are recognized for the carryforward amounts.

Provision is made for Federal income taxes which may be payable on foreign subsidiary earnings to the extent that the Company anticipates they will be remitted.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

Foreign Currency — Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at month-end exchange rates and income and expenses and cash flows are translated at monthly weighted-average rates.

The Company enters into foreign exchange contracts in its management of foreign currency exposures related to commercial contracts. Changes in the fair value of derivative contracts that qualify as designated cash flow hedges are deferred until the hedged forecasted transaction affects earnings. Amounts receivable (gains) or payable (losses) under foreign exchange contracts are recognized as deferred gains or losses and are included in either contracts in process or estimated costs to complete long-term contracts. The Company utilizes foreign exchange contracts solely for hedging purposes, whether or not they qualify for hedge accounting under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” At September 24, 2004 and September 26, 2003, the Company did not meet the requirements for deferral of gains or losses on derivative instruments under SFAS No. 133 and recorded a net after-tax loss of approximately $1,940 for the nine months ended September 24, 2004 and a net after-tax loss of approximately $1,830 for the nine months ended September 26, 2003.

Contracts in Process and Estimated Costs to Complete Long-term Contracts — In accordance with terms of long-term contracts, amounts recorded in contracts in process and estimated costs to complete long-term contracts may not be realized or paid, respectively, within a one-year period. In conformity with industry practice, however, the full amount of contracts in process and estimated costs to complete long-term contracts have been included in current assets and current liabilities, respectively.

Inventories — Inventories, principally materials and supplies, are stated at the lower of cost or market, determined primarily on the average-cost method.

Intangible Assets — Intangible assets consist principally of the excess of cost over the fair value of net assets acquired (goodwill), trademarks and patents. Goodwill was allocated to the reporting units based on the original purchase price allocation. Patents and trademarks are being amortized on a straight-line basis over periods of 12 to 40 years.

The Company tests for impairment at the reporting unit level as defined in SFAS No. 142, “Goodwill and Other Intangible Assets.” This test is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value, which is based on future cash flows, exceeds the carrying amount, goodwill is not considered impaired. If the carrying amount exceeds the fair value, the second step must be performed to measure the amount of the impairment loss, if any. The second step compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. In the fourth quarter of each year, the Company evaluates goodwill on a separate reporting unit basis to assess recoverability, and impairments, if any, are recognized in earnings. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of the goodwill over the implied fair value of the goodwill. SFAS No. 142 also requires that intangible assets with determinable useful lives be amortized over their respective estimated useful lives and reviewed annually for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

As of September 24, 2004 and December 26, 2003, the Company had unamortized goodwill of $51,060 and $51,121, respectively. The decrease in goodwill of $61 resulted from foreign currency exchange losses. All of the goodwill at September 24, 2004 related to the Global Power Group. In 2003, the fair value of the reporting units exceeded the carrying amounts.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

As of September 24, 2004 and December 26, 2003, the Company had unamortized identifiable intangible assets of patents and trademarks of $68,673 and $71,568, respectively. The following table details amounts relating to those assets.

	As of September 24, 2004		As of December 26, 2003

	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Patents	$36,643	$(15,168)	$36,703	$(13,802)
Trademarks	61,847	(14,649)	61,943	(13,276)

Total	$98,490	$(29,817)	$98,646	$(27,078)

Amortization expense related to patents and trademarks for the nine months ending September 24, 2004 was $2,739. Amortization expense for the comparable period in 2003 was $2,750. Amortization expense is expected to approximate $3,600 each year in the next five years.

Stock Option Plans — As of September 24, 2004, Foster Wheeler Ltd. has two fixed option plans, which reserve common shares for issuance to executives, key employees and directors. Employees of the Company participate in these plans. Foster Wheeler Ltd. and the Company have adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock Based Compensation – Transition and Disclosure.” Foster Wheeler Ltd. and the Company continue to account for stock options granted to employees and directors using the intrinsic value method under APB Opinion No. 25, “Accounting for Stock Issued to Employees.”

	Nine Months Ended

	September 24,	September 26,
	2004	2003

Net loss — as reported	$(189,886)	$(75,973)
Deduct: Total stock-based employee compensation
expense determined under fair value based method
for awards, net of taxes of $ 0	—	31

Net loss — pro forma	$(189,886)	$(76,004)

As of September 24, 2004, a total of 8,483,667 common shares were reserved for issuance under the various stock option plans; 563,530 shares were available for grant.

On September 10, 2004, the Board of Directors of Foster Wheeler Ltd. adopted the 2004 Stock Option Plan which reserves 56,421 preferred shares for issuance. No awards were made under the 2004 Stock Option Plan in the third quarter of 2004.

Recent Accounting Developments — In January 2003, the FASB issued FASB Interpretation (“FIN”) 46, “Consolidation of Variable Interest Entities.” This interpretation requires consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics:

•	The equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; and

•	The equity investors lack one or more of the following essential characteristics of a controlling financial interest: a) the direct or indirect ability to make decisions about the entity’s activities through voting rights or similar rights; b) the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; and c) the right to receive expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected loss.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

FIN 46 applied immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. On October 9, 2003, the effective date of FIN 46 for variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003 was deferred until the end of the first interim or annual period ending after March 15, 2004.

The Company adopted the provisions of this interpretation in the first quarter of 2004. The adoption did not result in the consolidation of any previously unconsolidated variable interest entities. However, the adoption did result in the de-consolidation of a subsidiary trust, which issued mandatorily redeemable preferred securities. This had no impact on the Company’s consolidated debt as the intercompany debt to the subsidiary became third party debt upon de-consolidation.

In December 2003, the FASB issued SFAS No. 132R “Employers’ Disclosure about Pensions and Other Postretirement Benefits.” SFAS No. 132R requires the following disclosures: (1) the dates on which plan assets and obligations are measured, (2) segregation of the market values of plan assets into broad asset categories, (3) a narrative description of the investment policy of plan assets, (4) a narrative description for the basis for the development of the expected long-term rate of return of plan assets, (5) expected cash contributions to be made to the plans over the next fiscal year and (6) expected benefit payments for each of the next ten fiscal years. These changes are effective for fiscal years ending after December 15, 2003, with the exception of (1) expected benefit payments and (2) foreign plans which are delayed until fiscal years ending after June 15, 2004. SFAS No. 132R requires disclosure of two items in quarterly interim reports. These quarterly requirements are the disclosure of net benefit cost and contributions made during the fiscal year. The Company adopted the disclosure requirements of this standard, including the foreign plans.

On January 12, 2004, the FASB issued FASB Staff Position (“FSP”) No. 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” FSP No. 106-1 permitted employers that sponsor postretirement benefit plans that provide prescription drug benefits to retirees to make a one-time election to defer accounting for any effects of the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the “Act”). Without FSP No. 106-1, plan sponsors would have been required under SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions,” to account for the effects of the Act in the fiscal period that includes December 8, 2003, the date President Bush signed the Act into law. On May 19, 2004, the FASB issued FSP No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” FSP No. 106-2 supercedes FSP No. 106-1. The provisions of FSP No. 106-2 were effective for the Company’s interim period ending September 24, 2004. In accordance with FSP No. 106-2, the Company concluded that the benefits provided by the plan are actuarially equivalent to Medicare Part D under the Act. Accordingly, the Company reflected the impact of the Act prospectively as of the start of the third quarter 2004. The impact of the Act resulted in decreases in the accumulated postretirement benefit obligation of approximately $9,100 and in the annual net periodic postretirement benefit costs for 2004 of approximately $900.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs – an amendment of ARB No. 43, Chapter 4.” This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “…under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges… .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005, though earlier application is permitted. The Company is currently assessing the applicability and impact of the adoption of this new Statement, if any.

4.	Equity-for-Debt Exchange

On September 24, 2004, the Company, in conjunction with Foster Wheeler Ltd., completed an equity-for-debt exchange offer in which Foster Wheeler Ltd. issued common shares, preferred shares, warrants to purchase common shares, or in some cases to purchase preferred shares, and the Company issued new notes in exchange for certain of Foster Wheeler Ltd.’s and the Company’s outstanding debt securities and trust securities. The Company recorded $623,103 in accounts and notes payable to Foster Wheeler Ltd. which represents the value of the common shares, preferred shares and warrants issued by Foster Wheeler Ltd. The exchange offer reduced the Company’s existing debt (excluding a reduction in deferred accrued interest of $31,105) by $230,003 and when combined with the proceeds from the issuance of the 2011 Senior Notes that were used to repay amounts that were outstanding under the Senior Credit Facility, eliminated substantially all material scheduled corporate debt maturities prior to 2011. The exchange offer resulted in a $174,941 charge to income.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

Accounting for the Debt Exchange:

The following table summarizes the impact of the exchange offer (excluding the subsequent offering period) on the September 24, 2004 condensed consolidated statement of financial position:

	Pre-Exchange Balance Sheet	2005 Senior Notes	Robbins Bonds	Convertible Notes	Trust Preferred Securities	Senior Credit Facility	2011 Senior Notes, Series A and Series B	Total Change	September 24, 2004 Balance Sheet

Current Liabilties:
Current installments on long-term debt	$141,463	$—	$(1,676)	$—	$—	$(115,869)	$—	$(117,545)	$23,918
Accounts payable to affiliate	—	54,770	101,372	199,206	60,825	—	—	416,173	416,173
Other current liabilities	1,255,491	—	—	—	—	—	—	—	1,255,491

Total current liabilities	1,396,954	54,770	99,696	199,206	60,825	(115,869)	—	298,628	1,695,582

Corporate and other debt less current installments	201,812	(188,583)	—	—	—	—	271,895	83,312	285,124
Subordinated Robbins exit funding obligations less current installment	112,847	—	(92,020)	—	—	—	—	(92,020)	20,827
Notes payable to affiliate-Convertible subordinated notes	210,000	—	—	(206,930)	—	—	—	(206,930)	3,070
Notes payable to affiliate	—	—	—	206,930	—	—	—	206,930	206,930
Subordinated deferrable interest debentures	175,000	—	—	—	(103,750)	—	—	(103,750)	71,250
Deferred accrued interest on subordinated deferrable interest debentures	52,466	—	—	—	(31,105)	—	—	(31,105)	21,361
Other long-term liabilities	1,028,596	—	—	—	—	—	—	—	1,028,596

Total liabilities	$3,177,675	$(133,813)	$7,676	$199,206	$(74,030)	$(115,869)	$271,895	$155,065	$3,332,740

Member’s deficit:
Membership interest and contributed capital	$242,613	$—	$—	$—	$—	$—	$—	$—	$242,613
Accumulated deficit	(825,567)	(15,313)	(10,032)	(205,292)	66,357	(5,861)	(4,800)	(174,941)	(1,000,508)
Accumulated other comprehensive loss	(305,967)	—	—	—	—	—	—	—	(305,967)

Total member’s deficit	$(888,921)	$(15,313)	$(10,032)	$(205,292)	$66,357	$(5,861)	$(4,800)	$(174,941)	$(1,063,862)

Foster Wheeler Ltd. exchanged approximately 8,693,676 common shares, approximately 82,411 preferred shares and $141,437 principal amount of 10.359% Senior Notes due 2011, Series A (“2011 Senior Notes-Series A”), for $188,583 of 2005 Senior Notes. This resulted in a pretax charge of $15,313, comprised of a non-cash loss on the exchange of $13,280 (including a premium of $5,657), transaction-related costs of $1,817 and the write-off of unamortized issuance costs of $216. The premium of $5,657 was recorded since the 2011 Senior Notes-Series A fair value was 104% of principal. Finally, the Company capitalized $727 of issuance costs on the 2011 Senior Notes-Series A and established accounts payable to Foster Wheeler Ltd. of $54,770, which represents the value of the common and preferred shares of Foster Wheeler Ltd. After giving effect to the exchange offer, $11,417 of 2005 Senior Notes and $147,095 of 2011 Senior Notes-Series A (including the premium) remain outstanding as of September 24, 2004. Interest on the 2011 Senior Notes-Series A is payable semi-annually in arrears on March 15 and September 15, commencing March 15, 2005.

Foster Wheeler Ltd. exchanged approximately 16,162,501 common shares and approximately 152,481 preferred shares for $93,696 of Robbins Bonds. The Company recorded a pretax charge of $10,032, including a non-cash loss on the exchange of $7,676 and transaction-related costs of $2,356. The Company recorded accounts payable to Foster Wheeler Ltd. in the amount of $101,372, which represents the value of the Foster Wheeler Ltd. common and preferred shares exchanged. After giving effect to the exchange offer, $20,512 Series C Robbins Bonds due 2024, $98 Series C Robbins Bonds due 2009 and $231 Series D Robbins Bonds remain outstanding as of September 24, 2004.

Foster Wheeler Ltd. exchanged approximately 33,232,958 common shares and approximately 313,913 preferred shares for $206,930 of Convertible Notes. The Company, pursuant to an intercompany note and debt assumption and transfer agreement, was responsible for all costs associated with the exchange of the Convertible Notes. As a result of the exchange, the Company recorded a pretax charge of $205,292, including non-cash conversion expense of $202,616 and transaction-related costs of $2,676. The non-cash conversion expense was recorded by Foster Wheeler Ltd. as required by SFAS No. 84, “Induced Conversions of Convertible Debt,” and was in turn recorded by the Company due to the debt assumption agreement. The Company recorded accounts payable of $199,206 to Foster Wheeler Ltd. and notes payable to Foster Wheeler Ltd. in the amount of $206,930, which represents the value of the Foster Wheeler Ltd. common and preferred shares exchanged. After giving effect to the exchange offer, $3,070 of Convertible Notes remains outstanding as of September 24, 2004 which is recorded by the Company as Notes payable to affiliate on the condensed consolidated statement of financial position.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

Foster Wheeler Ltd. exchanged approximately 3,154,011 common shares, approximately 51,045 preferred shares and warrants to purchase approximately 139,748,960 common shares for $103,750 of Trust Preferred Securities. In conjunction with the exchange, the Company recorded a pretax gain of $66,357, including a non-cash gain on exchange of $74,031 less transaction-related costs of $4,197 and the write-off of unamortized issuance costs of $3,477. The Company also recorded accounts payable to Foster Wheeler Ltd. in the amount of $60,825, which represents the value of the Foster Wheeler common shares, preferred shares and warrants given to the holders of the tendered Trust Preferred Securities. After giving effect to the exchange offer, $71,250 of Trust Preferred Securities remains outstanding as of September 24, 2004.

Concurrent with the exchange offer, the Company also completed a $120,000 private offering of 10.359% Senior Notes due 2011, Series B (“2011 Senior Notes-Series B”). The proceeds of the private offering were used to repay the amounts outstanding under the term loan and revolving credit portions of the Senior Credit Facility totaling $115,869. In conjunction with the exchange, the Company recorded a non-cash pretax charge of $5,861, including the write-off of unamortized issuance costs of $1,598 and unamortized bank fees of $4,263. The Company also recorded a premium of $4,800 since the 2011 Senior Notes-Series B fair value was 104% of principal. Finally, the Company capitalized $941 of issuance costs on the 2011 Senior Notes-Series B. After giving effect to the private offering, the Company has no funded debt outstanding under the Senior Credit Facility and $124,800 of 2011 Senior Notes-Series B (including the premium) outstanding as of September 24, 2004. Interest on the 2011 Senior Notes-Series B is payable semi-annually in arrears on March 15 and September 15, commencing March 15, 2005. The Company filed a Registration Statement on October 20, 2004 to register the offering of 2011 Senior Notes-Series A in exchange for the 2011 Senior Notes-Series B, and launched this offer on October 29, 2004.

The subsequent offering period for the exchange offer expired on October 20, 2004 and resulted in an immaterial amount of additional securities tendered, the results of which will be recorded in the fourth quarter of 2004.

5.	Litigation and Uncertainties

Some of the Company’s U.S. subsidiaries, along with many other companies, are defendants in numerous asbestos-related lawsuits and out-of-court informal claims pending in the United States. Plaintiffs claim damages for personal injury alleged to have arisen from exposure to or use of asbestos in connection with work allegedly performed by the Company’s subsidiaries during the 1970s and prior. A summary of claim activity for the three months ended September 24, 2004, June 25, 2004 and September 26, 2003 is as follows:

	Number of Claims		Number of Claims	Number of Claims
	Third Quarter 2004		Second Quarter 2004	Third Quarter 2003

Balance at beginning of quarter	170,810		171,480	169,900
New claims	4,290		4,390	6,000
Claims resolved	(4,960)		(5,060)	(3,200)

Balance at end of quarter	170,140	*	170,810	172,700

* Includes an estimated 22,300 claims on inactive court dockets.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

The overall average combined indemnity and defense cost per closed claim since 1993 was approximately $2.0. In view of the many uncertainties associated with asbestos bodily injury claims, the Company believes that the average cost may increase in the future.

The amount spent for the nine months ended September 24, 2004 and September 26, 2003 on asbestos litigation defense and case resolution, all of which was reimbursed from insurance coverage, was $74,700 and $59,600, respectively. The payments in 2004 were funded from settlements with insurance companies, as discussed below.

The Company has recorded total liabilities of $511,500, comprised of an estimated liability relating to open (outstanding) claims of approximately $297,500 and an estimated liability relating to future unasserted claims of approximately $214,000. Of the total, $75,000 is recorded in accrued expenses and $436,500 is recorded in asbestos-related liability on the condensed consolidated statement of financial position. These estimates are based upon the following information and/or assumptions: number of open claims; forecasted number of future claims; estimated average cost per claim by disease type; and the breakdown of known and future claims into disease type. The total estimated liability includes both the estimate of forecasted indemnity amounts and forecasted defense expenses. Total estimated defense costs and indemnity payments are estimated to be incurred through the year 2018, during which period new claims are expected to decline from year to year. Recently received claims also suggest that the percentage of claims to be closed without payment of indemnity costs should increase as claims are resolved during the next few years. The Company believes that it is likely that there will be new claims filed after 2018, but in light of uncertainties inherent in long-term forecasts, the Company does not believe that it can reasonably estimate defense and/or indemnity costs which might be incurred after 2018. Nonetheless, the Company plans to update its forecasts periodically to take into consideration its future experience and other considerations such as legislation to update its estimate of future costs and expected insurance recoveries. Historically, defense costs have represented approximately 22% of total costs. Through September 24, 2004, total indemnity costs paid, prior to insurance recoveries, were approximately $421,700 and total defense costs paid were approximately $116,300.

The number of new asbestos claims received during the first three quarters of 2004 continues to be less than forecast at year-end 2003. While the reduced number of new claims has been relatively consistent throughout 2004, management does not believe sufficient data exists at this time to warrant a reduction in the projected asbestos liability.

The Company has recorded assets of $494,000 relating to probable insurance recoveries, of which approximately $95,000 is recorded in accounts and notes receivables, and $399,000 is recorded as long-term. The asset is an estimate of recoveries from insurers based upon assumptions relating to cost allocation and resolution of pending proceedings with certain insurers, as well as recoveries under settlements with other insurers.

As of September 24, 2004, $231,000 was contested by the subsidiaries’ insurers in ongoing litigation. The litigation relates to the proper allocation of the coverage liability among the subsidiaries’ various insurers and the subsidiaries as self-insurers. The Company believes that any amounts that its subsidiaries might be allocated as self-insurer would be immaterial. Based on the nature of the litigation and opinions received from outside counsel, the Company also believes that the possibility of not recovering the full amount of the asset is remote.

In July 2003, several subsidiaries of the Company and Liberty Mutual Insurance Company (“Liberty Mutual”), one of its insurers, entered into a settlement and release agreement that resolves the coverage litigation between the subsidiaries and Liberty Mutual in state courts in both New York and New Jersey. The agreement provides for a buy-back of insurance policies and the settlement of all disputes between the subsidiaries and Liberty Mutual with respect to asbestos-related claims. The agreement requires Liberty Mutual to make payments over a nineteen-year period, subject to annual caps, which payments decline over time, into a special account, established to pay the subsidiaries’ indemnity and defense costs for asbestos claims. These payments, however, may not be available to fund the subsidiaries’ required contributions to any national settlement trust that may be established by future federal legislation. In July 2003, the subsidiaries received an initial payment under the agreement of approximately $6,000, which was used to pay asbestos-related defense and indemnity costs.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

In September 2003, the Company’s subsidiaries entered into a settlement and release agreement that resolved coverage litigation between them and certain London Market and North River Insurers. This agreement provided for a cash payment of $5,900, which has been received by the subsidiaries, and additional amounts which have been deposited in a trust for use by the subsidiaries for future defense and indemnity costs.

The Company recorded a non-cash charge of $68,100 in the fourth quarter 2003 to increase the valuation allowance for insurance claims receivable. The charge was due to the Company receiving a somewhat larger number of claims in 2003 than had been expected, which resulted in an increase in the projected liability related to asbestos and because of the insolvency of an insurance carrier in the fourth quarter of 2003.

In January 2004, the Company’s subsidiaries entered into a settlement and release agreement that resolved coverage litigation between them and Hartford Accident and Indemnity Company and certain of its affiliates. This agreement provided for a cash payment of $5,000, which has been received by the subsidiaries, an additional amount which has been deposited in a trust for use by the subsidiaries and a further amount to be deposited in that trust in 2005.

In March 2004, the Company’s subsidiaries and two asbestos insurance carriers entered into settlement and release agreements that resolved coverage litigation between the subsidiaries and the insurance carriers. The agreements provided for a buy-back of insurance policies and the settlement of all disputes between the subsidiaries and the insurance carriers with respect to asbestos-related claims. The agreements resulted in the insurance carriers making payments into a trust, established to pay the subsidiaries’ indemnity and defense costs for asbestos claims. As a result of these settlements, the Company reversed $11,700 of the $68,100 non-cash charge recorded in the fourth quarter of 2003.

In May 2004, the Company’s subsidiaries and two asbestos insurance carriers entered into two additional settlement and release agreements. The agreements resulted in the insurance carriers making payments to the Company to pay the subsidiaries’ indemnity and defense costs for asbestos claims. As a result of these settlements, the Company reversed an additional $1,700 of the $68,100 non-cash charge previously recorded in the fourth quarter of 2003. The Company projects that it will not be required to fund any asbestos liabilities from its cash flow before 2010.

The pending litigation and negotiations with other insurers is continuing.

The Company’s management, after consultation with outside counsel, has considered the ongoing proceedings with insurers and the financial viability and legal obligations of its insurers and believes that, except for those insurers that have become or may become insolvent for which a reserve has been provided, the insurers or their guarantors will continue to adequately fund claims and defense costs relating to asbestos litigation. It should be noted that the estimate of the assets and liabilities related to asbestos claims and recoveries is subject to a number of uncertainties that may result in significant changes in the current estimates. Among these are uncertainties as to the ultimate number of claims filed, the amounts of claim costs, the impact of bankruptcies of other companies with asbestos claims, uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, as well as potential legislative changes. Increases in the number of claims filed or costs to resolve those claims will cause the Company to increase further the estimates of the costs associated with asbestos claims and could have a material adverse effect on the business, financial condition, results of operations, and cash flows.

A subsidiary of the Company in the U.K. has also received a limited number of claims alleging personal injury arising from exposure to asbestos. None of these claims has resulted in material costs to the Company.

The Company retained a long-term contract with a government agency in connection with the Environmental sale. The contract is scheduled to be completed in four phases. The first phase was for the design, permitting and licensing of a spent fuel facility. This phase was completed for a price of $66,700. The first phase of this project was profitable, but the close-out of this phase resulted in increased costs. An $11,900 charge was recorded in 2003. The Company has submitted requests for equitable adjustment related to this contract and, at September 24, 2004 and December 26, 2003, the Company’s financial statements reflect anticipated collection of $0 from these requests for equitable adjustment.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

The second phase of the contract is billed on a cost-plus-fee basis and is expected to conclude in 2004. In this phase, the Company must respond to any questions regarding the initial design included in phase one. Phase three, which is for the construction, start-up and testing of the facility for a fixed contractual price of $114,000, subject to escalation, and is contractually scheduled to commence in late 2004. The actual commencement of this phase will be delayed as a result of the significant delay in the issuance of the NRC license for the facility. This delay will also result in substantial additional facility costs. The Company anticipates submitting requests for equitable adjustment to compensate for such delays and additional costs following receipt of the NRC facility license. This phase would begin with the purchase of long lead items followed by the construction activities. Construction is expected to last two years and requires that a subsidiary of the Company fund the construction cost. Foster Wheeler USA Corporation, the parent company of Environmental, provided a performance guarantee on the project. In addition, a surety bond for the full contract price is required. The cost of the facility is expected to be recovered in the first nine months of operations under phase four, during which a subsidiary of the Company will operate the facility at fixed rates, subject to escalation, for approximately four years. The Company and the government agency have engaged in discussions about possibly restructuring or terminating subsequent phases of the contract. If the project were to proceed, the Company intends to seek third party financing to fund the majority of the construction costs, but there can be no assurance that the Company will secure such financing on acceptable terms, or at all. There also can be no assurance that the Company will be able to obtain the required surety bond. If the Company cannot obtain third party financing or the required surety bond, the Company’s participation would be uncertain. This could have a material adverse effect on the Company’s financial condition, results of operations, and cash flow. No claims have been raised by the government agency against the Company. The ultimate potential liability to the Company would arise in the event that the government agency terminates the contract (for example, due to the Company’s inability to continue with the contract) and re-bids the contract under its exact terms and the resulting cost to the government agency is greater than it would have been under the existing terms with the Company. The Company does not believe a claim is probable and is unable to estimate the possible loss that could occur as a result of any claims. Additionally, the Company believes that it has good legal defenses should the government agency decide to pursue any such action.

In 1997, the United States Supreme Court effectively invalidated New Jersey’s long-standing municipal solid waste flow rules and regulations. The immediate effect was to eliminate the guaranteed supply of municipal solid waste to the Camden County Waste-to-Energy Project (the “Project”) with its corresponding tipping fee revenue. As a result, tipping fees have been reduced to market rate in order to provide a steady supply of fuel to the Project. Those market-based revenues have not been, and are not expected to be, sufficient to service the debt on outstanding bonds, which were issued to construct the Project and to acquire a landfill for Camden County’s use.

The Company’s project subsidiary, Camden County Energy Recovery Associates, LP (“CCERA”), has filed suit against the involved parties, including the State of New Jersey, seeking among other things to void the applicable contracts and agreements governing the Project (Camden County Energy Recovery Assoc. v. N.J. Department of Environmental Protection, et al., Superior Court of New Jersey, Mercer County, L-268-98). Since 1999, the State of New Jersey has provided subsidies sufficient to ensure the payment of each of the Project’s debt service payments as it became due. In January 2002, the State of New Jersey enacted legislation providing a mechanism for state-supported refinancing of bond debt on solid waste facilities located within the state. The legislation expired on December 31, 2002, without any refinancing having been accomplished. Press reports indicated that it is unlikely that any state-supported refinancing will occur in the near future, but those same reports included statements by state officials that the State will continue to ensure that debt service payments are made when due.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

The bonds outstanding on the Camden Project are public debt, not debt of either the Company or CCERA, and the bonds are not guaranteed by the Company. If the State was to fail to subsidize the debt service, and there were to be a default on a debt service payment, the bondholders might proceed to attempt to exercise their remedies.

At this time, management cannot determine the ultimate outcome of the foregoing and the potential effects on CCERA and the Project. However, management believes that pending the conclusion of the foregoing litigation, the Project will continue to operate at full capacity receiving market rates for waste disposal and generating sufficient revenues to pay CCERA its service fee. Because the debt outstanding on the Camden Project is not CCERA’s, and is not secured by CCERA’s plant, the Company’s management does not believe that an attempt by the bondholders to exercise their remedies would have a material adverse effect on CCERA or the Company.

Under U.S. Federal statutes, such as the Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Clean Air Act, and similar state and local laws, the current owner or operator of real property and the past owners or operators of real property (if disposal or release took place during such past ownership or operation) may be jointly and severally liable for the costs of removal or remediation of toxic or hazardous substances on or under their property, regardless of whether such materials were released in violation of law or whether the owner or operator knew of, or was responsible for, the presence of such substances, and are subject to additional liabilities if they do not comply with applicable laws regulating such hazardous substances. In either case, such liabilities can be substantial. Moreover, under CERCLA and similar state laws, persons who arrange for the disposal or treatment of hazardous or toxic substances may also be jointly and severally liable for the costs of the removal or remediation of such substances at a disposal or treatment site, whether or not such site was owned or operated by such person (“off-site facility”). Liability at such off-site facilities is typically allocated among all of the viable responsible parties based on such factors as the relative amount of waste contributed to a site, toxicity of such waste, relationship of the waste contributed by a party to the remedy chosen for the site, and other factors.

The Company currently owns and operates industrial facilities and has also transferred its interests in industrial facilities that it formerly owned or operated. It is likely that as a result of its current or former operations, such facilities have been impacted by hazardous substances. The Company is not aware of any conditions at its currently owned facilities that it expects will cause the Company to incur material costs which have not been accrued.

The Company also may receive claims, pursuant to indemnity obligations from owners of recently sold facilities that may require the Company to incur costs for investigation and/or remediation. No assurance can be provided that the Company will not discover environmental conditions at its currently owned or operated properties, or that additional claims will not be made with respect to formerly owned properties, requiring the Company to incur material expenditures to investigate and/or remediate such conditions. The Company is not aware of any conditions at its formerly owned facilities that it expects will cause the Company to incur material costs which have not been accrued.

In February 1988, one of the Company’s subsidiaries, Foster Wheeler Energy Corporation (“FWEC”), entered into a Consent Agreement and Order (“Order”) with the United States Environmental Protection Agency (“USEPA”) and the Pennsylvania Department of Environmental Protection (“PADEP”) regarding its former manufacturing facility in Mountaintop, Pennsylvania. The Order essentially required FWEC to investigate and remediate as necessary contaminants, including trichloroethylene (“TCE”), in the soil and groundwater at the facility. Pursuant to the Order, FWEC in 1993 installed a “pump and treat” system to remove TCE from the groundwater. It is not possible at the present time to predict how long FWEC will be required to operate and maintain the system. The annual cost of operating and maintaining the system has not been material.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

 In September 2004, FWEC sampled the domestic water supply of approximately 16 residences in Mountaintop, and it received validated testing data regarding that sampling in October 2004. The residences are located approximately one mile to the southwest of the historic source of the TCE at FWEC’s former facility, and it is believed they use private wells for domestic water. The results of this sampling indicated that TCE was present in the water at several of the residences at levels in excess of Safe Drinking Water Act standards. Since the initial round of testing, FWEC has tested more wells. As of October 24, 2004, the number of wells containing TCE in excess of the standards is approximately 25. The source of the TCE in the wells has not yet been determined. FWEC is working closely with the appropriate regulatory authorities in responding to this situation. FWEC is providing the affected residences with temporary replacement water and will be arranging to have filters installed on the residences’ water system to remove the TCE. The cost of doing so is not expected to be material. If other sources of the TCE are identified, FWEC will evaluate its options regarding the recovery of the costs it has incurred, which options could include seeking to recover those costs from those determined to be the source. Given the very recent identification of the TCE in the residential wells and the preliminary stage of the investigations, FWEC is otherwise unable to estimate the potential financial impact of the foregoing on FWEC.

The Company had been notified that it was a potentially responsible party (“PRP”) under CERCLA or similar state laws at three off-site facilities, excluding sites as to which the Company has resolved its liability. At each of these sites, the Company’s liability should be substantially less than the total site remediation costs because the percentage of waste attributable to the Company compared to that attributable to all other PRPs is low. The Company does not believe that its share of cleanup obligations at any of the off-site facilities as to which it has received a notice of potential liability will exceed $500 in the aggregate.

The Company’s project claims have increased as a result of the increase in lump-sum contracts executed between the years 1992 and 2000. Project claims are claims brought by the Company against project owners for costs exceeding the contract price or amounts not included in the original contract price. These claims typically arise from changes in the initial scope of work or from owner-caused delays. These claims are often subject to lengthy arbitration or litigation proceedings. The costs associated with these changes or owner-caused delays include additional direct costs, such as labor and material costs associated with the performance of the additional work, as well as indirect costs that may arise due to delays in the completion of the project, such as increased labor costs resulting from changes in labor markets. The Company has used significant additional working capital in projects with cost overruns pending the resolution of the relevant project claims. The Company cannot assure that project claims will not continue in the future. As of September 24, 2004 and December 26, 2003, the Company had recorded a commercial claims receivable of approximately $2,300 and $0. The increase is due to claims recorded in accordance with SOP 81-1, as discussed under “Revenue Recognition on Long-Term Contracts.” The claims were recorded in the Company’s European operations. The Company established a provision for the balance of outstanding commercial claims as of December 27, 2002 to bring the net book value of such claims to $0. At that time, the Company revised its estimates of claim revenues to reflect recent adverse recovery experience due to management’s desire to monetize claims, and the poor economic conditions impacting the markets served by the Company. The Company continues to pursue these claims, but there can be no assurance that it will recover the full amount of the claims, or anything at all. At September 24, 2004, the Company had approximately $12,000 in requests for equitable adjustments recorded in contracts in process. This amount relates primarily to a claim against a U.S. Government agency for a project currently being executed. If this claim were to be unsuccessful, the costs would be charged to cost of operating revenues.

The Company also faces a number of counterclaims brought against it by certain project owners in connection with several of the project claims described above. If the Company were found liable for any of these counterclaims, it would have to incur write-downs and charges against earnings to the extent a reserve is not established. Failure to recover amounts under these claims and charges related to counterclaims could have a material adverse impact on the Company’s liquidity and financial condition.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

The ultimate legal and financial liability of the Company in respect to all claims, lawsuits and proceedings cannot be estimated with certainty. As additional information concerning the estimates used by the Company becomes known, the Company reassesses its position both with respect to gain contingencies and accrued liabilities and other potential exposures. Estimates that are particularly sensitive to future change relate to legal matters as these are subject to change as events evolve and as additional information becomes available during the administration and litigation process. Increases in the number of claims filed or costs to resolve those claims will cause the Company to increase further the estimates of the costs associated with such claims and could have a material adverse effect on the business, financial condition, results of operations, and cash flows.

In the ordinary course of business, the Company and its subsidiaries enter into contracts providing for assessment of damages for nonperformance or delays in completion. Suits and claims have been or may be brought against the Company by customers alleging deficiencies in either equipment or plant construction and seeking resulting alleged damages. Based on its knowledge of the facts and circumstances relating to the Company’s liabilities, if any, and to its insurance coverage, management of the Company believes that the disposition of such suits will not result in material charges against the financial position, results of operations or cash flows in excess of amounts previously provided in the accounts.

6.	Changes in Member’s Deficit

Changes in Member’s Deficit for the nine months ended September 24, 2004 were as follows:

	Membership		Accumulated
	Interest and		Other	Total
	Contributed	Accumulated	Comprehensive	Member’s
	Capital	Deficit	Loss	Deficit

Balance, December 26, 2003	$242,613	$(810,622)	$(303,999)	$(872,008)
Net loss	—	(189,886)	—	(189,886)
Foreign currency translation adjustment	—	—	(1,968)	(1,968)

Balance, September 24, 2004	$242,613	$(1,000,508)	$(305,967)	$(1,063,862)

7.	Major Business Groups

Management uses several financial metrics to measure the performance of the Company’s business segments. EBITDA is the primary earnings measure used by the Company’s chief decision makers. In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” the Company has presented EBITDA for each of its business segments below.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

	Total	Engineering and Construction	Global Power Group	Corporate and Financial Services(1)

For the nine months ended September 24, 2004
Third party revenue	$2,104,545	$1,295,346	$795,005	$14,194
Intercompany revenue(6)	26	7,899	13,172	(21,045)

Total revenue	$2,104,571	$1,303,245	$808,177	$(6,851)

EBITDA(4)	$(45,518)	$112,235	$67,018	$(224,771)

Less: Interest expense(2)	77,553
Less: Depreciation and amortization	24,129

Loss before income taxes	(147,200)
Income tax provision	42,686

Net loss	$(189,886)

For the nine months ended September 26, 2003
Third party revenue	$2,642,872	$1,579,998	$1,052,893	$9,981
Intercompany revenue(6)	67	7,507	4,206	(11,646)

Total revenue	$2,642,939	$1,587,505	$1,057,099	$(1,665)

EBITDA(5)	$41,468	$46,985	$93,955	$(99,472)

Less: Interest expense(3)	70,641
Less: Depreciation and amortization	27,121

Loss before income taxes	(56,294)
Income tax provision	19,679

Net loss	$(75,973)

(1)	Includes general corporate income and expense, the Company’s captive insurance operation, restructuring expenses and consolidating eliminations.
(2)	Includes interest expense on subordinated deferrable interest debentures of $14,445 for the nine months ended September 24, 2004.
(3)	Includes mandatorily redeemable preferred security distributions of subsidiary trust of $13,443 for the nine months ended September 26, 2003.
(4)	Includes gains/(charges) associated with the re-evaluation of contract cost estimates of $51,900 in E&C and $(41,000) in Global Power; a gain of $13,400 on the settlement of asbestos litigation in C&F; a gain of $19,200 on the sale of development rights to certain power projects in Europe in E&C; a $174,900 charge associated with the consummation of the equity-for-debt exchange in C&F; an aggregate charge of $15,200 for restructuring and credit agreement costs in C&F; and an aggregate gain of $200 for severance costs and legal settlements ($3,000 charge in E&C, $3,300 gain in Global Power and $100 charge in C&F).
(5)	Includes charges associated with the re-evaluation of project claim estimates and contract cost estimates of $29,900 in E&C and $2,300 in Global Power; a net gain of $15,300 in E&C resulting from the sale of Foster Wheeler Environmental Corporation; a $15,100 impairment loss on the anticipated sale of a domestic corporate office building; and an aggregate charge of $54,900 for restructuring and credit agreement costs, severance costs, pension curtailment and legal settlements and other provisions ($1,000 charge in E&C, $4,500 charge in Global Power and $49,400 charge in C&F).
(6)	Comprised of interest income.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

Operating revenues by industry segment for the nine-month periods ended September 24, 2004 and September 26, 2003 were as follows:

	Nine Months Ended

	September 24,	September 26,
	2004	2003

Power	$851,389	$1,152,772
Oil and gas/refinery	779,241	846,954
Pharmaceutical	261,136	239,151
Chemical	90,275	173,522
Environmental	35,442	112,303	*
Power production	82,040	95,006
Eliminations and other	(77,591)	(26,805)

Total operating revenues	$2,021,932	$2,592,903

*	The decline in operating revenues in the environmental industry segment resulted from the sale of certain assets of Environmental on March 7, 2003. The operating revenues in this segment for the nine months ended September 26, 2003 included approximately $66,000 from Environmental.

8.	Equity Interests

The Company owns non-controlling equity interests in three cogeneration projects and one waste-to-energy project, three of which are located in Italy and one in Chile. Two of the projects in Italy are each 42% owned while the third is 49% owned. The project in Chile is 85% owned by the Company. The Company does not have a controlling financial interest in the Chilean project. Following is summarized financial information for the Company’s equity affiliates.

	September 24, 2004		December 26, 2003

	Italian	Chilean	Italian	Chilean
	Projects	Project	Projects	Project

Balance Sheet Data :
Current assets	$113,791	$15,662	$95,977	$23,891
Other assets (primarily buildings and equipment)	381,091	177,868	409,267	185,315
Current liabilities	43,631	14,817	32,735	17,188
Other liabilities (primarily long-term debt)	349,987	112,776	385,047	121,362
Net assets	101,264	65,937	87,462	70,656

	September 24, 2004		September 26, 2003

	Italian	Chilean	Italian	Chilean
	Projects	Project	Projects	Project

Income Statement Data for nine months ended:
Total revenues	$179,308	$30,668	$150,408	$28,757
Gross earnings	46,137	15,267	38,083	15,587
Income before income taxes	32,835	8,037	18,673	7,948
Net earnings	19,846	6,361	12,651	6,273

As of and for the nine months ended September 24, 2004, the Company’s share of the net earnings and investment in the equity affiliates totaled $15,101 and $101,547, respectively, compared to $10,837 and $89,826 as of and for the nine months ended September 26, 2003. Dividends of $9,177 and $7,953 were received during the first nine months of 2004 and 2003, respectively. The Company has guaranteed certain performance obligations of these projects. The Company’s contingent obligations under the guarantees for three of the projects are approximately $1,800 in total. The contingent obligation for the fourth project is capped at approximately $9,100 over the twelve year life of the project’s financing; to date, no amounts have been paid under this guarantee. The Company has provided a $10,000 debt service reserve letter of credit providing liquidity should the performance of the Chilean Project be insufficient to cover the debt service payments. No amount has been drawn under the letter of credit.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

9.	Guarantees and Warranties

The Company has provided indemnifications to third parties relating to businesses and/or assets the Company previously owned. Such indemnifications relate primarily to potential environmental and tax exposures for activities conducted by the Company prior to the sale.

	Maximum Potential Payment	Carrying Amount of Liability as of September 24, 2004	Carrying Amount of Liability as of December 26, 2003

Environmental indemnifications	No limit	$5,100	$5,300
Tax indemnifications	No limit	$—	$—

The Company provides for make good/warranty reserves on certain of its long-term contracts. Generally, these reserves are accrued over the life of the contract so that a sufficient balance is maintained to cover the exposures throughout the warranty period.

	Nine Months Ended

	September 24, 2004	September 26, 2003

Balance beginning of the period	$131,600	$81,900
Accruals	19,900	40,700
Settlements	(33,200)	(5,400)
Adjustments to provisions	(27,000)	(10,800)

Balance end of period	$91,300	$106,400

10.	Income Taxes

The difference between the statutory and effective tax rates in 2004 and 2003 results from taxable income in certain jurisdictions (primarily non-U.S.) combined with a valuation allowance offsetting other loss benefits in other jurisdictions (primarily U.S.).

As a result of the recently consummated equity-for-debt exchange offer discussed in Note 4, the Company will be subject to substantial limitations on the use of pre-exchange losses and credits to offset U.S. federal taxable income in any post-exchange year. Since a valuation allowance had already been reflected to offset these losses and credits, this limitation did not result in a write-off by the Company.

On October 22, 2004, President Bush signed the American Jobs Creation Act of 2004 (the “Act”) into law. The Company is currently assessing the impact of the Act on its financial position, results of operations and cash flows.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

11.	Sale of Certain Business Assets

On March 7, 2003, the Company sold certain assets of its wholly owned subsidiary, Foster Wheeler Environmental Corporation, for sales proceeds then approximating $72,000. The Company recognized a gain of $15,300 on the sale, which was recorded in other income in the first quarter of 2003. The Company also retained approximately $8,000 of cash on hand at the time of the asset sale. The sales proceeds were subject to adjustment based on a net worth calculation to be finalized subsequent to the sale. During the third quarter 2003, the Company and the buyer agreed on a final net worth calculation that resulted in the Company returning $4,500 of the sales proceeds to the buyer over a six month time period. A total of $3,000 was returned by year-end 2003 and $1,500 was paid in February 2004. The net worth agreement had no impact on the pretax gain previously disclosed. With the payment in February, all transactions related to the sale have been concluded.

On March 31, 2003, the Company sold its interest in a corporate office building for net proceeds of approximately $7,900, which approximated the value of the Company’s investment. With the completion of this transaction, $1,445 of the net proceeds was used to prepay principal outstanding under the Senior Credit Facility in accordance with the terms of the facility as described in Note 2.

In the first quarter of 2004, the Company entered into an agreement to sell a domestic corporate office building for estimated net cash proceeds of $17,000, which approximated carrying value. The Company recorded an impairment loss of $15,100 on this building in the third quarter of 2003 in anticipation of a sale. The carrying value of the building was included in land, buildings, and equipment on the condensed consolidated statement of financial position as of December 26, 2003. The sale closed in the second quarter 2004 and generated net cash proceeds of $16,400. Of this amount, 50% has been prepaid to the Senior Credit Facility’s lenders in the second quarter 2004.

In the first two quarters of 2004, the Company sold the development rights to certain power projects in Europe. The Company recorded an aggregate gain on the sales of $19,200 in the first two quarters of 2004, which were recorded in other income on the condensed consolidated statement of operations and comprehensive loss.

12.	Pension and Other Postretirement Benefits

Components of net periodic benefit cost for the nine months ended September 24, 2004 and September 26, 2003 are as follows:

	Pension Benefits		Other Benefits

	September 24,	September 26,	September 24,	September 26,
Nine Months Ended	2004	2003	2004	2003

Service cost	$19,284	$15,154	$244	$564
Interest cost	36,893	34,581	3,903	6,938
Expected return on plan assets	(35,850)	(28,554)	—	—
Amortization of transition assets	56	52	(10)	(9)
Amortization of prior service cost	1,262	1,259	(3,560)	(1,114)
Other	15,672	23,849	1,776	(2,505)

SFAS No. 87 — net periodic pension cost	$37,317	$46,341	$2,353	$3,874
SFAS No. 88 — cost	—	831	—	—

Total net periodic pension cost	$37,317	$47,172	$2,353	$3,874

On May 19, 2004, the FASB issued FSP No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” The provisions of FSP No. 106-2 were effective for the Company’s interim period ending September 24, 2004. In accordance with FSP No. 106-2, the Company concluded that the benefits provided by the plan are actuarially equivalent to Medicare Part D under the Act. Accordingly, the Company reflected the impact of the Act prospectively as of the start of the third quarter 2004. The impact of the Act resulted in decreases in the accumulated postretirement benefit obligation of approximately $9,100 and in the annual net periodic postretirement benefit costs for 2004 of approximately $900.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

The Company disclosed in its financial statements for the year ended December 26, 2003, that it expected to contribute $64,700 to its foreign and domestic pension plans in the year 2004. The Company currently projects that the expected pension contribution for 2004 for its domestic pension plans now approximates $29,200, as compared to $37,000 included in the estimate at December 26, 2003. The reduction is primarily the result of new pension funding legislation enacted in the United States. As of September 24, 2004, a total of $39,900 domestic and foreign contributions have been made.